Exhibit (j)(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 591 and Amendment No. 593 to the Registration Statement on Form N-1A of Northern Lights Fund Trust II and to the use of our report dated May 29, 2025 on the financial statements and financial highlights of Hodges Fund, Hodges Small Cap Growth Fund (formerly Hodges Small Cap Fund), Hodges Small Intrinsic Value Fund and Hodges Blue Chip Equity Income Fund, each a series of Northern Lights Fund Trust II, appearing in Form N-CSR for the year ended March 31, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 29, 2025